Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Cantor Equity Partners VII, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, $0.0001 par value	(1)	457(o)	28,750,000	$10.00	$287,500,000.00	0.0001381	$39,704.00

Total Offering Amounts:							$287,500,000.00		39,704.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$39,704.00

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share subdivisions, stock dividends, or similar transactions.

An additional indeterminate amount of securities are being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.